Exhibit 99.1

EPR PROPERTIES REPORTS FOURTH QUARTER AND 2020 YEAR-END RESULTS

Kansas City, MO, February 24, 2021 -- EPR Properties (NYSE:EPR) today announced operating results for the fourth quarter and year ended December 31, 2020 (dollars in thousands, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2020 (1)	2019 (2)	2020 (1)	2019 (2)
Total revenue from continuing operations	$93,412	$170,346	$414,661	$651,969
Net (loss) income available to common shareholders	(26,011)	30,263	(155,864)	178,107
Net (loss) income available to common shareholders per diluted common share	(0.35)	0.39	(2.05)	2.32
Funds From Operations as adjusted (FFOAA) (a non-GAAP financial measure)	13,088	99,667	108,733	423,186
FFOAA per diluted common share (a non-GAAP financial measure)	0.18	1.26	1.43	5.44
Adjusted Funds From Operations (AFFO) (a non-GAAP financial measure)	17,352	99,160	143,430	422,726
AFFO per diluted common share (a non-GAAP financial measure)	0.23	1.25	1.89	5.44

(1) The operating results for the three months and year ended December 31, 2020, include $2.4 million and $65.1 million of straight-line and other receivable write-offs, or $0.03 per share and $0.86 per share, respectively, related primarily to customers moved to cash basis for revenue recognition purposes during the year ended December 31, 2020. These write-offs are reflected in all metrics in these columns except that AFFO per diluted share for the three months and year ended December 31, 2020 excludes the impact of the straight-line portion of these write-offs totaling $1.0 million and $38.0 million, respectively.

(2) The operating results of the Company's public charter school portfolio for the three months and year ended December 31, 2019, include $1.2 million and $24.1 million in termination fees, respectively, and are included in all metrics in these columns except for total revenue from continuing operations. The remaining public charter school portfolio was sold during the fourth quarter of 2019.

Fourth Quarter Company Headlines

•Quarterly Collections Continue to Ramp Up - Cash collections from customers continue to improve and were approximately 46% of pre-COVID contractual cash revenue for the fourth quarter. January and February 2021 cash collections increased to approximately 66% and 64% of pre-COVID contractual cash revenue, respectively.
•Significant Capital Recycling - During the fourth quarter, the Company received $224.0 million in net proceeds and recognized a net gain of $49.9 million from property dispositions including the exercise of a tenant purchase option on six private schools and four early childhood education centers.
•Strong Liquidity Position - The Company had cash on hand in excess of $1.0 billion at year-end. Subsequent to year-end, due to stronger collections, proceeds from dispositions and significant liquidity, the Company used a portion of its cash on hand to reduce borrowings under its unsecured revolving credit facility by $500.0 million, resulting in a remaining balance of $90.0 million on this $1.0 billion facility.
•Extension of Covenant Waivers - Waivers of certain covenants related to the Company’s bank credit facilities and private placement notes have been extended through December 31, 2021, subject to certain conditions as previously disclosed, providing additional flexibility to work through issues with customers as needed.

CEO Comments
“We have continued to successfully focus on several key areas in light of the ongoing impact of the pandemic, including improving cash collections, maintaining strong liquidity and remaining in compliance with our debt agreements,” stated Greg Silvers, Company President and CEO. “With 94% of our non-theatre tenants open and operating, we are encouraged by the resilience displayed by many of our tenants and anticipate that theatres will follow a similar pattern when they open more widely and key titles are consistently released. We are also pleased with the capital recycling we completed during the quarter, which allowed us to further enhance our balance sheet and progress in our evolution towards an experientially focused portfolio. While it will take time for a full post-vaccine rebound, we are optimistic as we are seeing stabilization, and believe that we remain solidly positioned with improving cash collections and strong liquidity.”

COVID-19 Response and Update

Collections and Property Openings
Approximately 94% of the Company's non-theatre and 60% of the Company's theatre locations were open for business as of February 23, 2021. Cash collections from tenants and borrowers continued to improve and were 46% of pre-COVID contractual cash revenue for the fourth quarter vs. 29% and 43% in the second and third quarter, respectively. Such cash collections further increased to 66% and 64% in January and February of 2021, respectively. Pre-COVID contractual cash revenue is an operational measure and represents aggregate cash payments for which the Company was entitled under existing contracts prior to the COVID-19 pandemic, excluding percentage rent (rents received over base amounts) and cash payments for subsequently disposed properties, net.

Customers representing approximately 95% of our pre-COVID contractual cash revenue are either paying their pre-COVID-19 contract rent or interest or have a deferral agreement in place. In those deferral agreements, we have granted approximately 5% of permanent rent and interest payment reductions. However, there can be no assurance that additional permanent rent or interest payment reductions or other term modifications will not occur in future periods in light of the continued adverse impact of the pandemic, particularly ongoing uncertainty in the theatre industry.

Theatre Update
Theatre operators are facing several challenges as they diligently try to reopen. As a result of the impact of the COVID-19 pandemic, some of the Company's theatre locations remain closed due to state and local restrictions, including key markets in New York and California. Other theatres are closed by operator choice as movie studios have delayed the release of blockbuster movies in hopes that larger audiences will be available as additional markets open. The delay of these movie releases has had a significant negative impact on current and expected box office performance.

Due to the challenges facing theatres and the continued uncertainty caused by the pandemic during 2020, the Company determined it was appropriate to begin recognizing revenue from AMC and Regal as well as certain other customers on a cash basis. Accordingly, the Company recorded write-offs of accounts receivable of approximately $2.4 million, or $0.03 per share, and $65.1 million, or $0.86 per share, for the three months and year ended December 31, 2020, respectively, related to tenants moved to cash-basis for revenue recognition purposes. The write-offs were recorded primarily as a reduction in rental revenue and consisted of $1.0 million and $38.0 million in straight line rent receivables and $1.4 million and $27.1 million of other receivables for the three months and year ended December 31, 2020, respectively. In addition, contractual and other rent abatements totaled $6.8 million and $13.6 million for the three months and year ended December 31, 2020, respectively.

Below provides an update of classification of customers as of December 31, 2020:

Classification of Customers
($ in millions)
	Annualized Revenue (1)
No Payment Deferral	$88	14%
Sold Properties	25	4%
Payments Deferred and Recognized as Revenue During Deferral Period	231	37%
Payments Deferred But Not Recognized as Revenue During Deferral Period	30	5%
Cash Basis/Lease Restructurings (2)	233	37%
New Vacancies	17	3%
Total	$624	100%

(1) Represents pre-COVID contractual cash revenue plus pre-COVID percentage rent, both of which have been annualized.
(2) Includes leases for tenants accounted for on a cash basis and/or leases for tenants that have been or are expected to be restructured. This category includes AMC and Regal.

Capital Recycling
On December 29, 2020, pursuant to a tenant purchase option, the Company completed the sale of six private schools and four early childhood education centers for net proceeds of $201.2 million and recognized a gain on sale of $39.7 million. The Company realized an unlevered internal rate of return of 13% over the life of its ownership of these assets.

Additionally, during the quarter ended December 31, 2020, the Company completed the sale of four experiential properties and two land parcels for net proceeds totaling $22.8 million and recognized a combined gain on sale of $10.2 million.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility through the pandemic. The Company’s cash provided by operations (which includes interest payments) was $5.8 million during the quarter. The Company has no scheduled debt maturities until 2022 and had over $1.0 billion of cash on hand at year-end. As previously disclosed, during the fourth quarter, the Company amended the agreements governing its bank credit facilities and private placement notes to, among other things, extend the waiver of the Company's obligations to comply with certain covenants through the earlier of December 31, 2021, or when the Company provides notice that it elects to terminate the covenant relief period, subject to certain conditions.

In January 2021, due to stronger collections, proceeds from dispositions and significant liquidity, the Company used $500.0 million of its cash on hand to reduce the balance outstanding on its $1.0 billion unsecured revolving credit facility from $590.0 million to $90.0 million.

Other Charges
As a result of the ongoing impact of the COVID-19 pandemic, the Company reassessed the expected holding period of four theatre properties during the fourth quarter, and determined that the estimated cash flows were not sufficient to recover the carrying value. Accordingly, during the three months ended December 31, 2020, the Company recognized non-cash impairment charges on real estate investments of $22.8 million for these properties. Also during the fourth quarter, the Company recognized credit loss expense totaling $20.3 million that primarily related to fully reserving the outstanding principal balance of $6.1 million and the unfunded commitment to fund $12.9 million related to notes receivable from one borrower, as a result of recent changes in the borrower's financial status due to the COVID-19 pandemic. Additionally, during the fourth quarter, the Company recognized $2.9 million in severance expense.

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.5 billion at December 31, 2020 with Experiential totaling $5.9 billion, or 91%, and Education totaling $0.6 billion, or 9%.

The Company's Experiential portfolio (excluding property under development) consisted of the following property types (owned or financed) at December 31, 2020:
•178 theatre properties;
•55 eat & play properties (including seven theatres located in entertainment districts);
•18 attraction properties;
•13 ski properties;
•six experiential lodging properties;
•one gaming property;
•three cultural properties; and
•seven fitness & wellness properties.

As of December 31, 2020, the Company's owned Experiential portfolio consisted of approximately 19.3 million square feet, which was 93.8% leased and included $57.6 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at December 31, 2020:
•65 early childhood education center properties; and
•10 private school properties.

As of December 31, 2020, the Company's owned Education portfolio consisted of approximately 1.4 million square feet, which was 100% leased and included $3.0 million in undeveloped land inventory.

The combined owned portfolio consisted of 20.7 million square feet and was 94.2% leased.

Investment Update
The Company's investment spending for the three months ended December 31, 2020 totaled $22.8 million (bringing the year-to-date investment spending to $85.1 million), and included spending on Experiential build-to-suit development and redevelopment projects.

Dividend Information
The monthly cash dividend to common shareholders was suspended following the common share dividend paid on May 15, 2020 to shareholders of record as of April 30, 2020. The Company is restricted from paying dividends on its common shares during the covenant relief period, subject to certain limited exceptions, and there can be no assurances as to the Company's ability to reinstitute cash dividend payments to common shareholders or the timing thereof.

The Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.359375 per share on its 5.75% Series G cumulative redeemable preferred shares.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on February 25, 2021 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the call, audio only, dial (866) 587-2930 and when prompted, provide the passcode 5899833.

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly and Year-end Supplemental
The Company's supplemental information package for the fourth quarter and year ended December 31, 2020 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of (Loss) Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Rental revenue	$84,011	$154,765	$372,176	$593,022
Other income	968	8,386	9,139	25,920
Mortgage and other financing income	8,433	7,195	33,346	33,027
Total revenue	93,412	170,346	414,661	651,969
Property operating expense	16,406	16,097	58,587	60,739
Other expense	1,462	10,173	16,474	29,667
General and administrative expense	11,142	10,831	42,596	46,371
Severance expense	2,868	423	2,868	2,364
Costs associated with loan refinancing or payoff	812	—	1,632	38,269
Interest expense, net	42,838	34,914	157,675	142,002
Transaction costs	814	5,784	5,436	23,789
Credit loss expense	20,312	—	30,695	—
Impairment charges	22,832	2,206	85,657	2,206
Depreciation and amortization	42,014	42,398	170,333	158,834
(Loss) income before equity in loss from joint ventures, other items and discontinued operations	(68,088)	47,520	(157,292)	147,728
Equity in loss from joint ventures	(1,364)	(905)	(4,552)	(381)
Impairment charges on joint ventures	—	—	(3,247)	—
Gain on sale of real estate	49,877	3,717	50,119	4,174
(Loss) income before income taxes	(19,575)	50,332	(114,972)	151,521
Income tax (expense) benefit	(402)	530	(16,756)	3,035
(Loss) income from continuing operations	$(19,977)	$50,862	$(131,728)	$154,556
Discontinued operations:
Income from discontinued operations before other items	—	4,937	—	37,241
Impairment on public charter school portfolio sale	—	(21,433)	—	(21,433)
Gain on sale of real estate from discontinued operations	—	1,931	—	31,879
(Loss) income from discontinued operations	—	(14,565)	—	47,687
Net (loss) income	(19,977)	36,297	(131,728)	202,243
Preferred dividend requirements	(6,034)	(6,034)	(24,136)	(24,136)
Net (loss) income available to common shareholders of EPR Properties	$(26,011)	$30,263	$(155,864)	$178,107
Net (loss) income available to common shareholders of EPR Properties per share:
Continuing operations	$(0.35)	$0.57	$(2.05)	$1.70
Discontinued operations	—	(0.18)	—	0.62
Basic	$(0.35)	$0.39	$(2.05)	$2.32

Continuing operations	$(0.35)	$0.57	$(2.05)	$1.70
Discontinued operations	—	(0.18)	—	0.62
Diluted	$(0.35)	$0.39	$(2.05)	$2.32
Shares used for computation (in thousands):
Basic	74,615	78,456	75,994	76,746
Diluted	74,615	78,485	75,994	76,782

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	December 31,
	2020	2019
Assets
Real estate investments, net of accumulated depreciation of $1,062,087 and $989,254 at December 31, 2020 and 2019, respectively	$4,851,302	$5,197,308
Land held for development	23,225	28,080
Property under development	57,630	36,756
Operating lease right-of-use assets	163,766	211,187
Mortgage notes and related accrued interest receivable	365,628	357,391
Investment in joint ventures	28,208	34,317
Cash and cash equivalents	1,025,577	528,763
Restricted cash	2,433	2,677
Accounts receivable	116,193	86,858
Other assets	70,223	94,174
Total assets	6,704,185	$6,577,511
Liabilities and Equity
Accounts payable and accrued liabilities	$105,379	$122,939
Operating lease liabilities	202,223	235,650
Dividends payable	6,070	35,458
Unearned rents and interest	65,485	74,829
Debt	3,694,443	3,102,830
Total liabilities	4,073,600	3,571,706
Total equity	$2,630,585	$3,005,805
Total liabilities and equity	$6,704,185	$6,577,511

The historical financial results of the public charter schools sold by the Company in 2019 are reflected in the Company's consolidated statements of income as discontinued operations for the three months and year ended December 31, 2019. The operating results relating to discontinued operations are as follows (unaudited, dollars in thousands):

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Rental revenue	$5,231	$36,289
Mortgage and other financing income	1,863	14,284
Total revenue	7,094	50,573
Property operating expense	(11)	573
Costs associated with loan refinancing or payoff	43	181
Interest expense, net	(7)	(351)
Depreciation and amortization	2,132	12,929
Income from discontinued operations before other items	4,937	37,241
Impairment on public charter school portfolio sale	(21,433)	(21,433)
Gain on sale of real estate	1,931	31,879
(Loss) Income from discontinued operations	$(14,565)	$47,687

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net (loss) income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets, termination fees associated with tenants' exercises of public charter school buy-out options and credit loss expense and subtracting gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as a supplemental measure to GAAP net (loss) income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three months and year ended December 31, 2020 and 2019 and reconciles such measures to net (loss) income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
FFO:
Net (loss) income available to common shareholders of EPR Properties	$(26,011)	$30,263	$(155,864)	$178,107
Gain on sale of real estate	(49,877)	(5,648)	(50,119)	(36,053)
Impairment of real estate investments, net (1)	22,832	23,639	70,648	23,639
Real estate depreciation and amortization	41,786	44,242	169,253	170,717
Allocated share of joint venture depreciation	361	551	1,491	2,213
Impairment charges on joint ventures	—	—	3,247	—
FFO available to common shareholders of EPR Properties	$(10,909)	$93,047	$38,656	$338,623

FFO available to common shareholders of EPR Properties	$(10,909)	$93,047	$38,656	$338,623
Add: Preferred dividends for Series C preferred shares	—	1,937	—	7,754
Add: Preferred dividends for Series E preferred shares	—	1,939	—	7,756
Diluted FFO available to common shareholders of EPR Properties	$(10,909)	$96,923	$38,656	$354,133

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
FFOAA:
FFO available to common shareholders of EPR Properties	$(10,909)	$93,047	$38,656	$338,623
Costs associated with loan refinancing or payoff	812	43	1,632	38,450
Transaction costs	814	5,784	5,436	23,789
Severance expense	2,868	423	2,868	2,364
Termination fees included in gain on sale	—	1,217	—	24,075
Gain on insurance recovery (included in other income)	(809)	—	(809)	—
Impairment of operating lease right-of-use assets (1)	—	—	15,009	—
Credit loss expense	20,312	—	30,695	—
Deferred income tax (benefit) expense	—	(847)	15,246	(4,115)
FFOAA available to common shareholders of EPR Properties	$13,088	$99,667	$108,733	$423,186

FFOAA available to common shareholders of EPR Properties	$13,088	$99,667	$108,733	$423,186
Add: Preferred dividends for Series C preferred shares	—	1,937	—	7,754
Add: Preferred dividends for Series E preferred shares	—	1,939	—	7,756
Diluted FFOAA available to common shareholders of EPR Properties	$13,088	$103,543	$108,733	$438,696

AFFO:
FFOAA available to common shareholders of EPR Properties	$13,088	$99,667	$108,733	$423,186
Non-real estate depreciation and amortization	228	288	1,080	1,045
Deferred financing fees amortization	1,823	1,621	6,606	6,192
Share-based compensation expense to management and trustees	3,437	3,349	13,819	13,180
Amortization of above and below market leases, net and tenant allowances	(96)	(119)	(480)	(343)
Maintenance capital expenditures (2)	(247)	(2,276)	(11,377)	(5,453)
Straight-lined rental revenue	(898)	(3,516)	24,550	(13,552)
Straight-lined ground sublease expense	150	237	749	882
Non-cash portion of mortgage and other financing income	(133)	(91)	(250)	(2,411)
AFFO available to common shareholders of EPR Properties	$17,352	$99,160	$143,430	$422,726

AFFO available to common shareholders of EPR Properties	$17,352	$99,160	$143,430	$422,726
Add: Preferred dividends for Series C preferred shares	—	1,937	—	7,754
Add: Preferred dividends for Series E preferred shares	—	1,939	—	7,756
Diluted AFFO available to common shareholders of EPR Properties	$17,352	$103,036	$143,430	$438,236

FFO per common share:
Basic	$(0.15)	$1.19	$0.51	$4.41
Diluted	(0.15)	1.18	0.51	4.39
FFOAA per common share:
Basic	$0.18	$1.27	$1.43	$5.51
Diluted	0.18	1.26	1.43	5.44
AFFO per common share:
Basic	$0.23	$1.26	$1.89	$5.51
Diluted	0.23	1.25	1.89	5.44
Shares used for computation (in thousands):
Basic	74,615	78,456	75,994	76,746
Diluted	74,615	78,485	75,994	76,782

Weighted average shares outstanding-diluted EPS	74,615	78,485	75,994	76,782
Effect of dilutive Series C preferred shares	—	2,184	—	2,164
Effect of dilutive Series E preferred shares	—	1,640	—	1,631
Adjusted weighted average shares outstanding-diluted Series C and Series E	74,615	82,309	75,994	80,577
Other financial information:
Dividends per common share	$—	$1.1250	$1.5150	$4.5000

Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of (loss) income for all periods.
(1) Impairment charges recognized during the year ended December 31, 2020 totaled $85.7 million, which was comprised of $70.7 million of impairments of real estate investments and $15.0 million of impairments of operating lease right-of-use assets.
(2) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three months and year ended December 31, 2019. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for these periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets
Net Debt to Gross Assets is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating Net Debt to Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net (loss) income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding gain on insurance recovery, severance expense, credit loss expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees. For the three months ended December 31, 2020, Adjusted EBITDAre was further adjusted to add back prior period receivable write-offs related to certain theatre tenants placed on cash basis or receiving abatements during the quarter.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Reconciliations of debt, total assets and net (loss) income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets, EBITDAre and Adjusted EBITDAre (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands):

	December 31,
	2020	2019
Net Debt:
Debt	$3,694,443	$3,102,830
Deferred financing costs, net	35,552	37,165
Cash and cash equivalents	(1,025,577)	(528,763)
Net Debt	$2,704,418	$2,611,232

Gross Assets:
Total Assets	$6,704,185	$6,577,511
Accumulated depreciation	1,062,087	989,254
Cash and cash equivalents	(1,025,577)	(528,763)
Gross Assets	$6,740,695	$7,038,002

Net Debt to Gross Assets	40%	37%

	Three Months Ended December 31,
	2020	2019
EBITDAre and Adjusted EBITDAre:
Net (loss) income	$(19,977)	$36,297
Interest expense, net	42,838	34,907
Income tax expense (benefit)	402	(530)
Depreciation and amortization	42,014	44,530
Gain on sale of real estate	(49,877)	(5,648)
Impairment of real estate investments, net	22,832	23,639
Costs associated with loan refinancing or payoff	812	43
Allocated share of joint venture depreciation	361	551
Allocated share of joint venture interest expense	872	735
EBITDAre	$40,277	$134,524

Gain on insurance recovery (1)	(809)	—
Severance expense	2,868	423
Transaction costs	814	5,784
Credit loss expense	20,312	—
Accounts receivable write-offs from prior periods (2)	4,301	—
Straight-line receivable write-offs from prior periods (2)	870	—
Adjusted EBITDAre	$68,633	$140,731

Amounts above include the impact of discontinued operations, which are separately classified in the consolidated statements of (loss) income and comprehensive (loss) income.

(1) Included in other income in the accompanying consolidated statements of income. Other income includes the following:
	Three Months Ended December 31,
	2020	2019
Income from settlement of foreign currency swap contracts	$110	$252
Gain on insurance recovery	809	—
Operating income from operated properties	45	7,996
Miscellaneous income	4	138
Other income	$968	$8,386

(2) Included in rental revenue from continuing operations in the accompanying consolidated statements of (loss) income and comprehensive (loss) income. Rental revenue includes the following:
	Three Months Ended December 31,
	2020	2019
Minimum rent	$79,342	$139,529
Accounts receivable write-offs from prior periods	(4,301)	—
Tenant reimbursements	4,831	5,790
Percentage rent	3,040	6,428
Straight-line rental revenue	1,768	2,926
Straight-line receivable write-offs from prior periods	(870)	—
Other rental revenue	201	92
Rental revenue	$84,011	$154.765

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. The Company's method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	December 31, 2020	December 31, 2019
Total Investments:
Real estate investments, net of accumulated depreciation	$4,851,302	$5,197,308
Add back accumulated depreciation on real estate investments	1,062,087	989,254
Land held for development	23,225	28,080
Property under development	57,630	36,756
Mortgage notes and related accrued interest receivable	365,628	357,391
Investment in joint ventures	28,208	34,317
Intangible assets, gross (1)	57,962	57,385
Notes receivable and related accrued interest receivable, net (1)	7,300	14,026
Total investments	$6,453,342	$6,714,517

Total investments	$6,453,342	$6,714,517
Operating lease right-of-use assets	163,766	211,187
Cash and cash equivalents	1,025,577	528,763
Restricted cash	2,433	2,677
Accounts receivable	116,193	86,858
Less: accumulated depreciation on real estate investments	(1,062,087)	(989,254)
Less: accumulated amortization on intangible assets	(16,330)	(12,693)
Prepaid expenses and other current assets	21,291	35,456
Total assets	$6,704,185	$6,577,511

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	December 31, 2020	December 31, 2019
Intangible assets, gross	$57,962	$57,385
Less: accumulated amortization on intangible assets	(16,330)	(12,693)
Notes receivable and related accrued interest receivable, net	7,300	14,026
Prepaid expenses and other current assets	21,291	35,456
Total other assets	$70,223	$94,174

About EPR Properties
EPR Properties is a leading experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.5 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Annual Report on Form 10-K is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to the uncertain financial impact of the COVID-19 pandemic, our capital resources and liquidity, our expected cash flows and liquidity, continuing waivers of financial covenants related to our bank credit facilities and private placement notes, the performance of our customers, including AMC and Regal, our expected cash collections, expected use of proceeds from dispositions and our results of operations and financial condition. The estimates presented herein are based on the Company's current expectations and, given the current economic uncertainty, there can be no assurances that the Company will be able to continue to comply with other applicable covenants under its debt agreements, which could materially impact actual performance. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com